Exhibit 3.1b

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CARLSMED, Inc.

Carlsmed, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Carlsmed, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 4, 2018 under the name CARLSMED, INC.

THIRD: That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend the Corporation’s Amended and Restated Certificate of Incorporation, and that said amendment was duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law and that said amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 and Section 242 of the Delaware General Corporation Law. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

FOURTH: The first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by deleting it in its entirety and substituting the following therefore:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 132,132,695 shares of Common Stock, $0.00001 par value per share (“Common Stock”) and (ii) 85,511,071 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

FIFTH: The third sentence of Article FOURTH, Part B of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by deleting it in its entirety and substituting the following therefore:

“33,637,601 shares of the authorized Preferred Stock of the Corporation are hereby designed “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.”

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 30th day of January, 2025.

CARLSMED, INC.

By:	/s/ Michael Cordonnier
Name:	Michael Cordonnier
Title:	Chief Executive Officer

Signature Page to Certificate of Amendment